                                     WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                              (in thousands, except ratios)
                                                       (unaudited)


                                                                                                                         June 30,
                                                                     Six Months Ended                                      1993
                                                                 --------------------------   Year Ended    Year Ended   through
                                                                   June 30,      June 30,      Dec. 31,      Dec. 31,    Dec. 31,
                                                                     1996          1995          1995         1994        1993
                                                                 ------------  ------------  -------------  ----------   ---------

Earnings:
      Loss before income taxes                                    $  (2,973)    $   (852)     $  (4,873)     $ (57,261)   $ (2,560)
      Add back:  Interest expense                                     5,249        5,527         10,899          9,311       4,721
                 Amortization of debt issuance cost                     702          394          1,036            829         364
                 Portion of rent expense representative
                     of interest factor                                 238          230            451            349          97
                                                                 -----------    ---------     ----------     ---------    ---------

      Earnings (loss) as adjusted                                 $   3,216     $  5,299      $   7,513       $(46,772)   $  2,622
                                                                 ===========    =========     ==========     ==========   =========

Fixed charges:
      Interest expense                                            $   5,249     $  5,527      $  10,899       $  9,311    $  4,721
      Amortization of debt issuance cost                                702          394          1,036            829         364
      Portion of rent expense representative of interest factor         238          230            451            349          97
                                                                 -----------    ---------     ----------      ---------   ---------

                                                                  $   6,189     $  6,151      $  12,386       $ 10,489    $  5,182
                                                                 ===========    =========     ==========      =========   =========

Preferred dividends (grossed up to pretax equivalent basis):      $  11,518     $  7,297      $  16,863       $  3,997    $  1,036
Accretion of preferred stock (grossed up to pretax
  equivalent basis):                                                  5,208        1,313          4,573            394           -

                                                                 -----------    ---------     ----------      ---------   ---------

                                                                  $  16,726     $  8,610      $  21,436       $  4,391    $  1,036
                                                                 ===========    =========     ==========      =========   =========

Ratio of earnings to fixed charges                                       (a)          (a)            (a)            (a)         (a)
                                                                 ===========    =========     ==========      =========   =========

Ratio of earnings to fixed charges and preferred dividends               (b)          (b)            (b)            (b)         (b)
                                                                 ===========    =========     ==========      =========   =========


(a) Earnings were inadequate to cover fixed charges by $3.0 million, $0.9 million, $4.9 million, $57.3 million and $2.6 million, respectively, for the six months ended June 30, 1996 and June 30, 1995, for the years ended December 31, 1995, December 31, 1994, and for the period from June 30, 1993 through December 31, 1993.

(b) Earnings were inadequate to cover fixed charges and preferred dividends by $19.7 million, $9.5 million, $26.3 million, $61.7 million and $3.6 million, respectively, for the six months ended June 30, 1996 and June 30, 1995, for the years ended December 31, 1995, December 31, 1994 and for the period from June 30, 1993 through December 31, 1993. Certain of the preferred dividends are, at the option of the Company, payable in kind.


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